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                                                                   Exhibit 10(a)


                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT made effective as of the 25th day of April, 1996 by and between Huntington Bancshares Incorporated, a Maryland corporation, with its principal office at the Huntington Center, 41 South High Street, Columbus, OH 43287 ("Huntington") and Frank Wobst, residing at 129 North Columbia Avenue, Columbus, OH 43209 ("Executive").

                                R E C I T A L S:

         WHEREAS, Executive currently is employed by Huntington as the Chairman of the Board and Chief Executive Officer of Huntington;

         WHEREAS, Huntington desires to continue to employ Executive and secure for itself the continued services of Executive upon the terms and conditions specified herein; and

         WHEREAS, Executive wishes to continue his employment by Huntington.

                               A G R E E M E N T:


         NOW, THEREFORE, in consideration of such continued employment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

         I. Employment Duties and Term.

            A. Executive shall perform such duties as Huntington through its Board of Directors from time to time shall determine; provided, however, that such duties shall be comparable to those currently performed by Executive and ordinarily expected of executive officers of Huntington and its subsidiaries and affiliates. Executive shall devote his full time and attention and best efforts to the performance of such duties. Executive shall serve as an officer of Huntington and as an officer of any of its affiliate corporations, if duly elected at any time or times during the term of this Agreement.

            B. Executive's employment and the initial term of this Agreement shall be for a period commencing on April 25, 1996 ("Commencement Date"), and ending on November 15, 2001 ("Termination Date"), unless terminated at an earlier date pursuant to an event described in Section III of this Agreement (referred to hereafter as the "employment period"). After the initial term, this Agreement shall be automatically renewed on November 15, 2001 for a term of five years and, if not terminated as provided herein, every five (5) years thereafter unless either party gives the other party written notice at least 60 days prior to the



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Termination Date of such party's intent not to renew the Agreement. During each subsequent renewal term, the Termination Date, as used herein, shall be the day following the fifth anniversary of the day on which the renewal term begins.


            II. Compensation.

            Huntington agrees to pay to Executive and Executive agrees to accept the following amounts as compensation in full for his services in any capacity hereunder, including services as an officer, director or member of any committee or in the performance of other like duties assigned to him by the Board of Directors of Huntington.

                A. Base Compensation. During the initial five years of the employment period, Huntington shall pay to Executive a base annual salary in the amount equal to the current annual base salary of Executive, payable in equal semi-monthly installments plus such increased base annual compensation that the Board of Directors of Huntington may authorize as provided herein (the "Minimum Annual Base Salary"). The compensation of Executive shall be reviewed in good faith by both parties no less often than every fifteen (15) months during the initial and renewal terms and may be increased by mutual consent, but in no event shall the annual base salary be less than the Minimum Annual Base Salary described above.

                B. Participation in Corporation's Incentive Compensation Plans. Executive currently participates in Huntington's Incentive Compensation Plan and Huntington's Long-Term Incentive Compensation Plan, as in effect on the date hereof (both which shall be referred to hereinafter as the "Incentive Compensation Plans"). As additional compensation, Executive shall continue to participate in the Incentive Compensation Plans.

                C. Participation in Retirement Plan and Rights Under Other Agreements. Executive shall be entitled to certain rights and benefits as in effect on the date hereof under a) the Huntington Stock Purchase and Tax Savings Plan (the "Stock Plan"), b) the Huntington Supplemental Stock Purchase and Tax Savings Plan (the "Supplemental Stock Plan") c) Huntington's noncontributory retirement plan for salaried employees, qualified under Section 401(a) of the Internal Revenue Code (the "Qualified Plan"), d) Huntington's nonqualified, unfunded, non-contributory Supplemental Executive Retirement Plan (the "SERP"),
e) Huntington's Supplemental Retirement Income Plan (the "SRIP") and f) the 1994 Stock Option Plan or any successor or additional stock option plans (the "Stock Option Plans"). Executive's rights and benefits under such plans shall continue in effect and shall not in any manner be altered or affected by this Agreement other than any increase in benefits as a result of the terms of this Agreement. Notwithstanding any other provision contained in the Stock Option Plan, in the event Executive's employment is terminated for any reason, he shall have a period of not less than ninety (90) days in which to exercise any stock option provided pursuant to the Stock Option Plan, provided, however, that the period during which such options can be exercised will be such longer period if provided under the terms of such Stock Option Plan.

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                D. Other Fringe Benefits. In addition to the benefits provided for in subsections (B) and (C) of this Section II, Executive shall receive and enjoy other fringe benefits, including without limitation participation in or coverage under: transition pay plan, health care insurance (including any health care and dependent care flexible spending account plan), long term and short term disability insurance, group life insurance, business travel insurance, employee assistance plan, executive life insurance (group universal life insurance), Section 125 premium only cafeteria plan and tuition reimbursement plan, paid vacations, use of a corporate automobile and all reasonable maintenance and service costs associated therewith, financial consulting and tax return preparation allowance, paid reserved parking, and payment of dues in those professional organizations in which he is currently a member. All such fringe benefits shall be at least comparable in scope and amount to that which Executive enjoys on the date hereof. In addition, Executive shall be entitled to reimbursement for all out-of-pocket expenses incurred by Executive in the performance of his duties hereunder; provided that such reimbursement shall be in accordance with Huntington's then existing policy regarding the same.

                E. Participation in Future Compensation, Retirement, and Fringe Benefit Plans. In addition to the benefits provided for in subsections (B), (C), and (D) of this Section II, Executive shall participate in and shall also receive and enjoy such other compensation, retirement, or fringe benefits which are now or in the future made available to executives of Huntington.

                F. Discontinuance of Fringe Benefits. If at any time prior to the termination of Executive's employment in accordance with the terms of this Agreement, Huntington shall for any reason discontinue or cause a material reduction in retirement or fringe benefits specified in subsections (C) and (D) of this Section II, Huntington shall thereupon immediately, at its expense, provide Executive with individual coverage or benefits comparable to (and not less beneficial than) the benefits in existence prior to such discontinuance or material reduction until termination of this Agreement.

                G. Deferred Compensation. Huntington agrees that, if requested by Executive, it will enter into an unfunded deferred compensation agreement acceptable to Executive providing for the deferral at the election of Executive of certain compensation payable to Executive.

                H. Security. Corporate officers in positions similar that occupied by Executive have by virtue of their position in the recent past been the target of kidnapping, burglary, robbery, extortion, hostage, hijacking and other threats to the health, life, safety and property of similarly situated officers. In order to reduce the risk of harm to Executive, Executive shall be entitled to receive from time to time, if and whenever Executive, Huntington's Director of Security and, to the extent utilized by Huntington, any independent security consultant determine, at Huntington's expense, security services and protection as they determine to be appropriate under the circumstances. Such security services may include, but not by way of limitation: (a) at Executive's customary residences, dedicated phone lines for audio, data and

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alarm transmission, fire, smoke, intrusion detection and alarm systems and devices, perimeter protection, including fences, gates and camera; and (b) the employment of one or more personal security escorts. In addition, to the extent feasible, Executive, and when accompanied by Executive, Executive's spouse, and children under the age of 25 shall be required to utilize corporate owned or leased secure aircraft for all air travel.


         III. Termination.

              A. Disability. If during the term of this Agreement Executive shall be unable to perform substantially his duties hereunder because of illness or other incapacity (referred to hereafter as "Disability"), and such Disability shall continue for a period of more than six (6) consecutive months in any twelve month period, Huntington shall thereafter have the right, on not less than forty-five (45) days written notice to Executive, to terminate this Agreement, in which case the date of termination shall be not less than the forty-fifth (45th) day following the date of written notice. In such event, in addition to any other benefits to which Executive would be entitled, Huntington shall be obligated to pay Executive his full compensation pursuant to Sections II (A) and (B) hereof up to the date of termination; thereafter Huntington shall be obligated to pay Executive an amount equal to two-thirds (2/3) of the base salary pursuant to Section II(A) hereof less any benefits which Executive receives during such period from any disability insurance program which Huntington may provide Executive. The compensation provided under this paragraph shall continue for the full period of Disability or until the Termination Date, whichever first occurs.

         A determination of Disability shall be subject to the certification of a qualified medical doctor agreed to by Huntington and Executive or, in the event of Executive's incapacity to designate a qualified medical doctor, by Executive's legal representative. If Huntington and Executive fail to agree upon a qualified medical doctor, each party shall nominate a qualified medical doctor and the two doctors shall select a third doctor, who shall make the determination as to Disability.

         Executive's compensation and benefits described in Section II shall be reinstated in full upon his return to employment and the discharge of his full duties hereunder.

              B. Death. In the event of Executive's death during his employment hereunder, in addition to any other benefits to which any person would be entitled upon Executive's death, his semi-monthly compensation under Section II(A) shall continue until the last day of the sixth full calendar month following the month in which his death occurs. Compensation to which Executive is entitled pursuant to Section II(B) hereof shall be paid pursuant to the terms of Huntington's Incentive Compensation Plans. Executive's compensation for the period following his death shall be paid to the beneficiary indicated on the Beneficiary Designation attached hereto as Exhibit A.


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              C. Voluntary Termination. Except as provided for in the Executive
Agreement dated November 15, 1991, between Executive and Huntington (the "Executive Agreement") a copy of which is attached hereto as Exhibit B, in the event Executive voluntarily terminates his employment, he shall cease to receive compensation as of the date of termination of his employment, except that to which he is then entitled pursuant to Huntington's Incentive Compensation Plans.

              D. Termination for Cause. In the event that the Board of Directors determines that Executive's employment pursuant to this Agreement should be terminated for cause, Executive shall be entitled: (a) to receive the compensation to which he is entitled pursuant to Huntington's Incentive Compensation Plans, and (b) to continue to receive as severance pay the semi-monthly installments as described in Section II(A) for three (3) full calendar months following the date of termination. "Cause" means fraud, embezzlement, gross negligence, or willful misconduct by Executive in the performance of his duties or a material default by Executive of his duties hereunder. For purposes of this paragraph, no act or failure to act on Executive's part shall be considered "willful" unless done or omitted to be done by him not in good faith and without reasonable belief that his action or omission was in the best interest of Huntington. If Huntington decides to terminate this Agreement as provided in this Section, Huntington will give Executive 60 days advance written notice of its intention to terminate this Agreement. If, within such 60-day period Executive notifies Huntington that a dispute exists concerning the termination, the termination of this Agreement will occur on the earlier of the Termination Date or the date the dispute is finally determined by agreement of the parties or by a court of competent jurisdiction.

              E. Termination without Cause. In the event that the Board of Directors determines that this Agreement and the employment of Executive should be terminated without cause, Executive, or his designated beneficiary, shall be entitled to full compensation, retirement and fringe benefits in accordance with
Section II herein (1) until the Termination Date or (2) for six months after termination, whichever is longer.

              F. Change of Control. In the event that Huntington shall have undergone a Change of Control, in lieu of any compensation otherwise provided under this Agreement, Executive shall be entitled to the benefits described in the Executive Agreement upon the termination of his employment, either voluntarily by Executive or by Huntington for any reason except Executive's Disability or death. For purposes of this Agreement "Change of Control" shall have the meaning defined in the Executive Agreement.

              G. Mitigation. In the event that Executive voluntarily terminates his employment, as set forth in Section III(C) herein, or Executive's employment pursuant to this Agreement is terminated for cause, as set forth in Section III(E) herein, or Executive is terminated pursuant to a Change of Control, as set forth in Section III(F) herein, Executive shall have no duty to mitigate his damages by seeking other Employment, and Huntington shall not be

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entitled to set off against amounts payable hereunder any compensation which he may receive from future employment.


         IV. Executive's Rights Under Certain Plans.

             Notwithstanding anything contained herein, Huntington agrees that the benefits provided to Executive herein are not in lieu of any rights and privileges to which Executive may be entitled as an employee of Huntington under any retirement, pension, insurance, hospitalization, or other plan which may now or hereafter be in effect, it being understood that, except to the extent currently provided in such plans, Executive shall have the same rights and privileges to participate in such plans or benefits as any other employee of Huntington.

             If Executive shall be entitled to participate in any retirement or fringe benefit plan pursuant to the terms of this Agreement after the cessation of his employment and if the terms of any such retirement or fringe benefit plan do not permit continued participation by Executive after termination of employment, then Huntington will arrange for other coverage at Huntington's expense providing substantially similar benefits.

             If continued participation in any retirement plan is not permitted by law or the terms of the plan, Huntington shall pay to Executive or, if applicable, his beneficiary, a supplemental benefit equal to the value on the date of termination of employment of the excess of (i) the benefit Executive would have been paid under such plan if he had continued to be covered as if Executive had earned compensation described under Section II above and had made contributions sufficient to earn the maximum matching contribution, if any, under such plan (less any amounts he would have been required to contribute), over (ii) the benefit actually payable to or on behalf of the Executive under such plan. For purposes of determining the benefit under (i) in the preceding sentence, contributions deemed to be made under a defined contribution plan will be deemed to be invested in the same manner as Executive's account under such plan at the time of termination of employment. Huntington shall pay such supplemental benefits (if any) in a lump sum within 60 days of the termination of employment.


             V. Confidential Information.

             Executive agrees to receive Confidential Information (defined below) of Huntington in confidence, and not to disclose to others, assist others in the application of, or use for his own gain, such information, or any part thereof, unless and until it has become public knowledge or has come into the possession of such other or others by legal and equitable means and other than as a result of disclosure by Executive. Executive further agrees that, upon termination of his employment with Huntington, all documents, records, notebooks, and similar repositories containing Confidential Information, including copies thereof, then in Executive's possession, whether prepared by him or others, will be left with Huntington. For purposes of this

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Section V, "Confidential Information" means information disclosed to Executive or known by Huntington, not generally known in the business in which Huntington is or may become engaged, including, but not limited to, information about Huntington's services, trade secrets, financial information, customer lists, books, records, memoranda, and other proprietary information of Huntington.

             Executive further agrees that during the employment period he will devote substantially all of his time and effort to the performance of his duties hereunder and will refrain from engaging on his own behalf or on the behalf of a third party in any line of activities or business in which Huntington is or may become engaged.


             VI. Place of Performance.

             In connection with his employment by Huntington, Executive shall not be required to relocate or transfer his principal residence and shall not be required to perform services which would make the continuance of his principal residence in Columbus, Ohio, unreasonably difficult or inconvenient for him. Huntington shall give Executive at least three months' advance notice of any relocation of its principal executive offices to a location more than fifty miles from Executive's principal residence in Columbus, Ohio. In the event that Executive shall thereupon elect to relocate his principal residence within fifty miles of the principal executive offices of Huntington, Huntington shall promptly pay (or reimburse Executive for) all reasonable relocation expenses incurred by Executive relating to a change of his principal residence in connection with any such relocation of Huntington's principal executive offices. In the event that Executive shall not relocate his principal residence, he shall make himself available for performance in Columbus, Ohio, of the services described in Section I herein.


             VII. Successors.

                  A. This Agreement shall inure to the benefit of and be binding upon Huntington, its successors and assigns, including without limitation, any person, partnership, or corporation which may acquire voting control of Huntington or all or substantially all of the Huntington's assets and business, or which may be a party to any consolidation, merger, or other transaction that results in a Change of Control of Huntington.

                  B. This Agreement shall also inure to the benefit of and be binding on Executive, his heirs, successors, and legal representatives.




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              VIII. COBRA Continuation Coverage.

              Notwithstanding any provision of this Agreement to the contrary, in the event of any qualifying event, as defined in Section 162(k) of the Internal Revenue Code (the "Code"), Executive and his qualifying beneficiaries shall be entitled to continuation of health care coverage, as provided under
Section 162(k) of the Code. The foregoing is intended as a statement of Executive's continuation coverage rights and is in no way intended to limit any greater rights of Executive or his qualified beneficiaries under this Agreement. If a greater benefit is available to Executive or his qualifying beneficiaries under this Agreement or otherwise, Executive or his qualified beneficiaries may forego continuation coverage and elect instead such greater benefit.


              IX. Indemnification.

              Huntington, as provided for in its Articles of Association, shall indemnify Executive to the full extent of the general laws of the State of Maryland, now or hereafter in force, including the advance of expenses under procedures provided by such laws.


              X. Entire Agreement.

              This Agreement contains the entire agreement of the parties hereto with respect to the employment of Executive by Huntington, and completely supersedes any prior employment agreements or arrangements between the parties hereto. The parties hereto agree that this Agreement cannot be hereafter amended, modified, or supplemented in any respect, except by a subsequent written agreement signed by both parties hereto.


              XI. Applicable Law.

              This Agreement shall be governed in all respects by the laws of the State of Ohio.


              XII. Notices.

              All notices under this Agreement shall be in writing, and will be duly sent if sent by registered or certified mail to the respective parties' addresses shown hereinabove, or such other addresses as the parties may hereafter designate in writing for such purpose.




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              XIII. Assignment.

              Except as expressly provided herein, neither this Agreement nor any rights, benefits, or obligations hereunder may be assigned by Huntington or Executive without the prior written consent of the other.

              XIV. Waiver.

              The failure by a party to exercise or enforce any of the terms or conditions of this Agreement will not constitute or be deemed a waiver of that party's rights hereunder to enforce each and every term of this Agreement. The failure by a party to insist upon strict performance of any of the terms and provisions herein will not be deemed a waiver of any subsequent default in the terms or provisions herein.


              XV. Rights and Remedies Cumulative.

              All rights and remedies of the parties hereunder are cumulative.


              XVI. Divisibility.

              The provisions of this Agreement are divisible. If any such provision shall be deemed invalid or unenforceable, itshall not affect the applicability or validity of any other provision of this Agreement, and if any such provision shall be deemed invalid or unenforceable as to any periods of time, territory, or business activities, such provision shall be deemed limited to the extent necessary to render it valid and enforceable.


              XVII. Captions and Titles.

              Captions and titles have been used in this Agreement only for convenience and in no way define, limit, or describe the meaning of any Article or any part thereof.


              XVIII. Capitalized Terms.

              Capitalized terms not otherwise defined herein have the meaning given in the Executive Agreement.




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              IN WITNESS WHEREOF, the parties have signed this Agreement which is effective immediately on the date and year first above written.


ATTEST                             Huntington Bancshares Incorporated



/s/ Ralph K. Frasier               By: /s/ John B. Gerlach
- ------------------------------        -----------------------------------------
Ralph K. Frasier, Secretary           John B. Gerlach
                                      Its: Chairman of the Board's Compensation
                                           and Stock Option Committee




                                       /s/ Frank Wobst
                                       -----------------------------------------
                                       Frank Wobst





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